Exhibit 10.4(c)

				  REES LABAR

			     CONSULTING AGREEMENT


	This Consulting Agreement (the "Agreement") is made and entered into between REES LABAR ("LaBar") and THE MIDLAND COMPANY ( "Midland").

			     W I T N E S S E T H:

	Midland desires to engage LaBar to render the consulting services subject to the terms and conditions of this Agreement because of LaBar's valuable experience in operating the business. LaBar is willing to perform such consulting services for the fees and upon and subject to the terms and conditions set forth in this Agreement. Accordingly, Midland and LaBar agree as follows:

	1. Term. The term of this Agreement (the "Term") shall be for a period of four (4) years commencing on January 1, 1999 and expiring on December 31, 2002 (the "Expiration Date").

	2. Consulting Services. During the term of this Agreement, LaBar's duties include, at the request of Midland: (a) consulting with officers of Midland during regular business hours, and (b) promoting the good will of Midland by being available to attend and attending insurance-related conferences and functions as a representative of Midland. LaBar shall devote only such time and attention to the business of Midland as may be reasonably necessary to perform his duties under this Agreement, up to a maximum of twenty (20) hours per month.

	3.      Consulting Fees.

		a. Fee. In consideration of the consulting services to be performed by LaBar, Midland agrees to pay to LaBar the following annual amounts:

				Year            Consulting
			       ------          ------------
				1999             $150,000
				2000             $120,000
				2001             $ 90,000
				2002             $ 60,000

Midland shall pay such amounts in equal monthly installments on or before the fifteenth (15th) of each month.

		b. Other Consideration. LaBar shall receive additional consideration as follows:

			i. Midland shall continue to pay its share of the premiums (or $277,420 per year) under the Split Dollar Life Insurance on the lives of LaBar and his spouse until the death of the survivor, provided, however, (x) Midland shall only be obligated to pay such premiums for a period of ten (10) years,
		(y) Midland may, at any time after the sixteenth (16th) anniversary date of the policy, request a return of all premiums Midland paid into the policy and (z) Midland may also take advantage of any premium reduction or minimum payment options under such policy provided Midland pays the equivalent of the sum of $277,420 for ten (10) years with such sum reduced by any special dividends, demutualization distributions or other policy distributions.

			ii. The Midland Health Insurance Plan shall be available at normal employee rates during the Term and after the Term. LaBar's coverage shall be secondary to Medicare after he reaches age 65, and LaBar's spouse shall be covered until she reaches age 65 at which time her coverage shall be secondary to Medicare;

			iii. During the Term, a car shall be provided by Midland consistent with the program in effect at the commencement of this Agreement;

			iv. Use of the Midland plane shall be available secondary to Midland's business use during the Term;

			v. During the Term, Midland shall continue to pay club dues for the clubs LaBar was a member (and Midland was paying such dues for such clubs) at the commencement date of this Agreement;

			vi.     No director fees shall be paid during the Term;

			vii. Any existing stock options or stock grants of LaBar may be exercised at the earlier of the normal expiration date during the Term or for a period of three (3) years after the later of (x) the Expiration Date of this Agreement or (y) the date of retirement of LaBar as a member of the Board of Directors. Any future awards while a director during (or after the Term) will be equal to the stock awards of an outside director;

			viii. Midland shall provide LaBar with an office in headquarters building during the Term;

			ix. During the Term, Midland shall provide payment for LaBar's estate planning and annual tax preparation consistent with the current level of fees that were being paid at the commencement date of this Agreement; and

			x. On April 1, 2001, Midland shall provide for the payment in a single lump sum of the actuarial equivalent of LaBar's benefit from The Midland Company Supplemental Retirement Plan, and an additional payment equal to 45.6% of the benefit to provide for the payment of any federal, state and local income tax due on the payment of the benefit.

	4. Proprietary Property; Confidential Information. For purposes of this Agreement, the following definition shall be used:

		a. Proprietary Property. The term "Proprietary Property" includes any and all ideas, creations, developments, improvements, inventions, trade secrets, patents, copyrights, trademarks, trade names, logos, processes, computer programs, databases, spread sheets, documentation, models, methodologies, strategies, material works or authorship, know-how and methods of applying and putting into practice any such items that are created, developed or discovered by or for Midland or are acquired or licensed on a proprietary technical information generally known in the business in which Midland operates, even if disclosed to LaBar or known or developed by LaBar as a consequence of or through LaBar's performance of services under this Agreement.

		b. Confidential Information. The term "Confidential Information" includes any and all information which relates to Midland's products and services (including their development, marketing and sale), the financial, marketing and other aspects of Midland's operations, and the intellectual property and business and other rights which it owns, licenses or otherwise has the right to use, which is not generally known outside Midland (other than to Midland's customers or suppliers or other third parties in connection with their business with Midland) and which is disclosed or accessible to or known or developed by LaBar as a consequence of or through LaBar's performance of services hereunder or prior performance of services for Midland. It includes, but is not limited to, memoranda, files, books and records, financial and accounting methodologies, catalogs, lists of customers or prospects, price lists, advertising and promotional materials, packaging design, business plans, operating policies and manuals, internal controls, policies, procedures and guidelines, and other business information and records used in the conduct of business (whether intangible - including written documents, magnetic tapes, disks or other media - or intangible form), agreements and understandings between Midland and third parties, and trade secrets, software and other licenses, source codes and object codes, designs, drawings, plans and other such information and rights, intangible or otherwise, whether or not such information comes within the term "Proprietary Property".

		c. Rights to Proprietary Property. LaBar agrees that, except as Midland may otherwise expressly agree in writing, (i) LaBar shall have no rights and shall acquire no rights to any Proprietary Property that comes, or has come, within LaBar's knowledge or possession through or as a consequence of LaBar's performance of services hereunder or prior to the effective time of this Agreement, and (ii) any information or other property that is, or has been, invented, created, discovered, written, developed, furnished or produced by LaBar, solely or jointly, wholly or partly, while performing services for Midland hereunder or prior to the effective time of this Agreement or with information proprietary to Midland (the "Developments"), shall be the exclusive property of Midland, and LaBar shall have no right, title or interest of any kind in and to the Developments, including any results or proceeds therefrom. LaBar hereby sells, transfers and assigns to Midland all right, title and interest which LaBar may be deemed to have in and to the Developments, including the right to patent, register copyrights for or obtain legal protection for the Developments, and agrees to communicate promptly and disclose to Midland, in such from as Midland requests, all information, details and data pertaining to any Developments. At any time during or subsequent to the term of this Agreement, upon the request and at the election and expense of Midland, LaBar will patent, register copyrights for or obtain other legal protection for, or permit Midland to patent, register copyrights for or obtain other legal protection for, any Developments and execute any and all assignments, instruments of transfer, or other documents that Midland deems necessary or appropriate to transfer to Midland all rights in or to the Developments or to evidence Midland's ownership of such rights or any of them.

		d. Use and Disclosure. Except as may be otherwise expressly authorized in writing by Midland, LaBar shall not use any Proprietary Property or Confidential Information except for the benefit of Midland and shall not disclose any Confidential Information to any other person. As used in this Agreement, unless the context otherwise requires the term "person" includes, but is not limited to, any individual, partnership, association, firm, corporation, trust, unincorporated organization, joint venture or other entity. This restriction on use and disclosure applies without limitation as to time or place.

		e. Applicability to Midland and its Affiliates. For purposes of this Section 4, and Sections 5, 6 and 7 of this Agreement, references to Midland shall be deemed to include Midland and any corporations or other business entities affiliated with it.

	5. Midland Property. Following the Expiration Date of this Agreement, LaBar shall promptly return to Midland all property of Midland in the possession or control of LaBar (and any and all copies thereof) including, without limitation, all Proprietary Property and Confidential Information.

	6. Non-Competition. During the period commencing on the date of this Agreement and ending five (5) years after the expiration of this Agreement (the "Restricted Period"), LaBar shall not, either on LaBar's own account or for any other person or entity, directly or indirectly, (a) engage in any activities or render any services which are similar or reasonably related to those performed for or rendered to or on behalf of Midland during the term of this Agreement or the two-year period preceding the date of this Agreement (together, the "Extended Term"), to any business which competes with Midland in any place where Midland is engaged or, to the knowledge of LaBar, intends to engage in business or (b) owns a greater than five percent equity interest in or be connected with the management, operation or control of any such business, but the foregoing shall not be deemed to exclude LaBar from acting as a director, officer or employee of or a consultant to other business for the benefit of Midland with the consent of Midland's Board of Directors.

	7. Non-Solicitation. During the Restricted Period, LaBar shall not directly or indirectly: (a) attempt to induce, or assist others to attempt to induce, any person who was or was actively negotiating to become a customer of Midland at any time during the Extended Term, to reduce or terminate such customer's business with Midland or to direct any of its business that is then being or may be done with Midland to any other person; (b) attempt to induce, or assist others to attempt to induce, any employee of Midland to terminate his or her employment with Midland; and (c) whether in an individual capacity or as the owner, partner, employee or agent of any entity, employ or offer employment to any person who is or was employed by Midland during the Extended Term unless such person shall cease to have been employed by Midland in any capacity for a period of at least one year.

	8. Survival. Sections 4, 5, 6, 7, 8 and 9 shall survive the termination of this Agreement. In the event Midland is acquired or merges with another entity, this Agreement shall survive unless otherwise agreed to in writing by Midland and LaBar.

	9. Remedies for Breach of Agreement. If LaBar commits a breach or threatens to commit a breach of any of the provisions of this Agreement, Midland shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without having to prove the inadequacy of the available remedies at law or irreparable injury, it being acknowledged and agreed to between Midland and LaBar that any such breach or threatened breach will cause irreparable injury to Midland and that money damages may not provide an adequate remedy to Midland. In addition, Midland may take and pursue all such other actions and remedies as may be available to Midland at law or in equity and shall be entitled to such damages as Midland can show Midland has sustained by reason of such breach, together with court costs and attorneys' fees.

	10. Expenses. Midland agrees to reimburse LaBar for all his reasonable out-of-pocket expenses incurred by LaBar in connection with the performance of the duties under this Agreement.

	11. Title: Relationship of Parties. LaBar may hold himself out as a consultant to Midland. LaBar is retained by Midland only for the purposes and to the extent set forth in this Agreement, and LaBar's relation to Midland under this Agreement shall be that of an independent contractor and not that of an employee, partner or joint venturer. LaBar acknowledges that he is solely responsible for all withholding, social security and other taxes with respect to the consulting fees paid to him under this Agreement.

	12. Independent Judgment. Nothing in this Agreement shall be construed to interfere with or otherwise affect the rendering of services by LaBar under this Agreement in accordance with LaBar's independent and professional judgment and in accordance with LaBar's own means and mode of performance.

	13. Indemnity. Each party ("Indemnifying Party") agrees to indemnify and hold harmless the other party (the "Injured Party") from and against any damages, liabilities, actions, suits or other claims and from reasonable attorneys' fees and costs incurred by the Injured Party in defending against same with respect to the discharge of the Injured Party's duties and responsibilities under this Agreement unless such liability arose out of the Injured Party's gross negligence.

	14. Rabbi Trusts. The obligations under this Agreement (i) shall accelerate, (ii) shall be entirely funded upon a Change of Control, as defined in the Consulting Agreements Rabbi Trust (the "Rabbi Trust"), through the Rabbi Trust and as prescribed in Rev. Proc. 92-64, and (iii) shall be paid within thirty (30) days of the effective date of the Change of Control. No other provisions shall be made with respect to segregating assets of the Company for payment of any distributions under this Agreement except as may be required by the Rabbi Trust. The right of LaBar or his designated beneficiary to receive a distribution under this Agreement shall be an unsecured claim against the general assets of Midland, and neither LaBar nor a designated beneficiary shall have any rights in or against any specific assets of Midland. All amounts to be paid to fulfill the obligations under this Agreement shall constitute general assets of Midland and may be disposed of by Midland at such time and for such purposes as it may deem appropriate.

	15.     Tax Gross-Up Payment.

		a. Amount of Payment. In the event of a Change of Control, benefits under any plan or other agreement including this Agreement in which LaBar participates are accelerated and distributed prior to the time such benefits would otherwise have been distributed under such plan, Midland shall pay LaBar the following additional amounts (the "Gross-Up Payment"):

			i. The amount of the Excise Tax, if any, imposed on LaBar by Section 4999 of the Internal Revenue Code of 1986.

			ii. The amount of any federal, state and local income tax due to any payments to LaBar under i above.

			iii. After the payments are made in i and ii above, an additional amount shall be paid to LaBar grossing up all payments made pursuant to this Section 16 such that the additional amount paid is sufficient to pay the Excise Tax and the federal, state and local income taxes being reimbursed in i and ii above.

		b. Calculation of Payment. For purposes of determining the amount of the Gross-Up Payment payable pursuant to a above, Consultant shall be deemed to pay (i) federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is made; and
(ii) state and local income taxes at the highest marginal rate of taxation in the calendar year in which the Gross-Up Payment is made (but based on the rates of taxation of the states and localities with respect to which the Gross-Up Payment will be taxable), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

		c. Payment is an Estimate. The Gross-Up Payment provided for in this Section 16 shall be an estimate. Midland will cause its independent auditors to make an estimate of the liability and Gross-Up Payment within 60 days of the Change of Control (a copy of which is to be furnished to Consultant as soon as possible), and Midland shall pay to Consultant the Gross-Up Payment in cash in a lump sum within 30 days of such estimate. In the event that the amount of the estimated Excise Tax and other tax liability exceeds the amount of the actual Excise Tax and other tax liability, Consultant shall promptly repay the portion of the Gross-Up Payment attributable to the reduced Excise Tax and other tax liability, and such excess shall constitute a loan by Midland to Consultant, payable on the 5th day after demand by Midland (together with interest from the date Consultant received the Gross-Up Payment at the rate provided in Section 1274(b)(2)(B) of the Code).

		d. Subsequent IRS Review. In the event the Internal Revenue Service subsequently makes a determination resulting in an Excise Tax and other tax liability in excess of the estimate as determined by Midland's auditors, Consultant shall promptly notify Midland, and Midland shall have the right at its expense, to contest and participate. If any additional Excise Tax and other tax liability is assessed in respect of Consultant by the Internal Revenue Service, such additional Excise Tax and other tax liability, plus any penalties and interest assessed, shall be paid to Consultant by Midland (together with an amount sufficient for all other federal, state and local taxes on the additional Excise Tax and the payments provided for in this Section 16) within 10 days of the date that the Internal Revenue Service makes such an assessment.

		e. Interpretation. The interpretation of matters relating to the Gross-Up Payment shall be made by tax counsel selected by Midland's independent auditors and acceptable to Consultant.

	16. Entire Agreement. This Agreement supersedes any and all other understandings and agreements, either oral or in writing, between Midland and LaBar with respect to the subject matter of this Agreement and constitutes the sole and only agreement between Midland and LaBar with respect to the subject matter. No change or modification of this agreement shall be valid or binding upon Midland and LaBar unless the change or modification is in writing and signed by Midland and LaBar.

	17. Legal Construction. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such invalid or unenforceable provisions shall not affect the validity or enforceability of the remaining provisions of this Agreement which shall remain in full force and effect.

	18. Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of Midland and LaBar and their respective successors and assigns. LaBar shall not assign any of its rights under this Agreement without the prior written consent of Midland. Midland shall not assign any of its rights under this Agreement to any person or entity without the prior written consent of LaBar.

	19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

	20. Governing Law. This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Ohio.

	21. Headings; Gender; Number. The headings contained in this Agreement are for convenience only and shall not be construed as substantive provisions of this Agreement. Singular words shall include the plural and plural words shall include the singular, unless the context requires otherwise.

	22. Other Activities. LaBar may get involved in other activities which do not materially interfere from a time standpoint with the duties of LaBar hereunder.

	23. Effective Date. This Consulting Agreement shall be dated as of July 1, 2000, to be effective as of the first day of the Term of this Agreement. This Agreement restates and thereby supersedes any Consulting Agreement previously executed by the parties, and the parties agree that any prior Consulting Agreement shall be of no further effect.



						/s/ Rees LaBar
						Rees LaBar


						The Midland Company


						By: /s/John I. Von Lehman

						Its: Executive Vice President